QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 25, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SYNOPSYS, INC.
(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK,
par value $0.01 per share
(Title of Class of Securities)

871607 10 7
(CUSIP Number of Class of Securities)

Aart J. de Geus
Chief Executive Officer
SYNOPSYS, INC.
700 E. Middlefield Road
Mountain View, California 94043
Telephone: (650) 584-5000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Rex S. Jackson, Esq. Chris Sadeghian, Esq. SYNOPSYS, INC. 700 E. Middlefield Road Mountain View, California 94043 Telephone: (650) 584-5000	Timothy J. Moore, Esq. John T. McKenna, Esq. COOLEY GODWARD LLP Five Palo Alto Square, 3000 El Camino Real Palo Alto, California 94306-2155 Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$32,952,202	$3,878.47

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 8,514,781 shares of Common Stock of Synopsys, Inc., par value $0.01 per share ("Common Stock"), having an aggregate value of $32,952,202 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of March 1, 2005.

**
$117.70 per $1,000,000 of the aggregate offering amount (or .00011770 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #6 for Fiscal Year 2005, effective December 13, 2004.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
	Form or Registration No.: Not applicable.	Date Filed: Not applicable.
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
	☐	Third-party tender offer subject to Rule 14d-1.
	☒	Issuer tender offer subject to Rule 13e-4.
	☐	Going-private transaction subject to Rule 13e-3.
	☐	Amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

CUSIP No. 871607 10 7

ITEM 1. SUMMARY TERM SHEET.

        The information set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, filed as Exhibit 99.(a)(1)(A) hereto (the "Offer to Exchange"), under "Summary of Terms" is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

        (a)   Name and Address.    The name of the issuer is Synopsys, Inc., a Delaware corporation (the "Company" or "Synopsys"), the address of its principal executive office is 700 E. Middlefield Road, Mountain View, California, 94043 and the telephone number of its principal executive office is (650) 584-5000. The information set forth in the Offer to Exchange under Section 16 ("Information About Synopsys") is incorporated herein by reference.

        (b)   Securities.    This Schedule TO relates to an offer by the Company to exchange all stock options to purchase shares of the Company's common stock, par value $0.01 per share, with exercise prices equal to or greater than $25.00 per share currently outstanding under the Company's 1992 Stock Option Plan and 1998 Nonstatutory Stock Option Plan (the "Eligible Options"), held by eligible optionholders for new options (the "New Options"), upon the terms and subject to the conditions set forth in the Offer to Exchange. The number of shares of common stock subject to the New Options will be equal to the quotient of the number of shares of common stock subject to the Eligible Options that are accepted for exchange and cancelled, divided by the applicable exchange ratio as set forth in the Offer to Exchange. The information set forth in the Offer to Exchange under "Summary of Terms," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

        (c)   Trading Market and Price.    The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

        (a)   Name and Address.    The information set forth under Item 2(a) above and on Appendix A of the Offer to Exchange ("Information about the Directors and Executive Officers of Synopsys") is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

        (a)   Material Terms.    The information set forth in the Offer to Exchange under "Summary of Terms," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options"), Section 6 ("Conditions of this Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 10 ("Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer"), Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material U.S. Federal Income Tax Consequences"), Section 13 ("Terms of the Offer Specific to Eligible Employees Employed Outside the United States"), Section 14 ("Extension of this Offer; Termination; Amendment") and Appendix B of the Offer to Exchange ("A Guide to International Issues") is incorporated herein by reference.

        (b)   Purchases.    The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Executive Officers; Transactions and Arrangements Involving Stock Options") is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

        (e)   Agreements Involving the Subject Company's Securities.    The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Executive Officers; Transactions and Arrangements Involving Stock Options") is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a)   Purposes.    The information set forth in the Offer to Exchange under "Summary of Terms" and Section 2 ("Purpose of this Offer") is incorporated herein by reference.

        (b)   Use of Securities Acquired.    The information set forth in the Offer to Exchange under Section 10 ("Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer") is incorporated herein by reference.

        (c)   Plans.    At present, the Board of Directors of the Company is composed of eight (8) members. The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional stock. The information set forth in the Offer to Exchange under Section 9 ("Interest of Directors and Executive Officers; Transactions and Arrangements Involving Stock Options") is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        (a)   Source of Funds.    The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

        (b)   Conditions.    The information set forth in the Offer to Exchange under Section 6 ("Conditions of this Offer") is incorporated herein by reference.

        (d)   Borrowed Funds.    Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

        (a)   Securities Ownership.    The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Executive Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

        (b)   Securities Transactions.    The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Executive Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

        Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

        (a)   Financial Information.    Item 8 ("Consolidated Financial Statements and Supplementary Data") of Synopsys' Annual Report on Form 10-K for the fiscal year ended October 31, 2004, filed on January 12, 2005, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 ("Condensed Consolidated Financial Statements") of Synopsys' Quarterly Report on Form 10-Q for the quarter ended January 31, 2005, filed on March 10, 2005, including all material incorporated by reference therein, is incorporated herein by reference. The information set forth in the

Offer to Exchange under Section 16 ("Information about Synopsys"), Section 17 ("Risk Factors") and Section 18 ("Additional Information") is incorporated herein by reference.

        (b)   Pro Forma Financial Information.    Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

        (a)   Agreements, Regulatory Requirements and Legal Proceedings.    The information set forth in the Offer to Exchange under Section 11 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

        (b)   Other Material Information.    Not applicable.

ITEM 12. EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 25, 2005.
99.(a)(1)(B)	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)	Form of Electronic Transmittal Letter.
99.(a)(1)(D)	Form of Handwritten Transmittal Letter.
99.(a)(1)(E)	Mellon Investor Services LLC Form of Stock Option Exchange Election Electronic Log-In Pages.
99.(a)(1)(F)	Form of Handwritten Stock Option Exchange Election Form.
99.(a)(1)(G)	Form of Handwritten Change of Election Form.
99.(a)(1)(H)	Instructions for Using the Value Exchange Matrix.
99.(a)(1)(I)	Value Exchange Matrix.
99.(a)(1)(J)	PowerPoint presentation to employees entitled "Synopsys Stock Option Exchange Program."
99.(a)(1)(K)*	Synopsys, Inc.'s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.
99.(a)(1)(L)*	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on March 30, 2005.
99.(a)(1)(M)*	Employee Frequently Asked Questions (FAQ), dated March 30, 2005.
99.(a)(1)(N)**	Synopsys, Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.
99.(a)(1)(O)**	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on April 19, 2005.
99.(a)(1)(P)**	Text of an email message to Synopsys managers, dated April 19, 2005.
99.(a)(1)(Q)**	Employee Frequently Asked Questions (FAQ), dated April 19, 2005.
99.(a)(1)(R)***	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on May 23, 2005.
99.(a)(1)(S)***	Text of an email message to Synopsys managers from Jan Collinson, dated May 23, 2005.
99.(a)(1)(T)***	Text of an article posted on Synopsys' intranet on May 23, 2005 entitled "Employee Stock Option Exchange Program Approved."
99.(a)(1)(U)	Synopsys, Inc.'s Annual Report on Form 10-K for its fiscal year ended October 31, 2004, filed with the Securities and Exchange Commission on January 12, 2005, and incorporated herein by reference.

99.(a)(1)(V)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2005, filed with the Securities and Exchange Commission on March 10, 2005, and incorporated herein by reference.
99.(b)	Not applicable.
99.(d)(1)
Synopsys' 1992 Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-77597)), filed with the Securities and Exchange Commission on May 3, 1999.
99.(d)(2)
Synopsys' 1998 Nonstatutory Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-50947)), filed with the Securities and Exchange Commission on April 24, 1998.
99.(g)	Not applicable.
99.(h)	Not applicable.

*
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.

**
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.

***
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on May 23, 2005, and incorporated herein by reference.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

        Not applicable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SCHEDULE TO

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 25, 2005
SYNOPSYS, INC.
	By:	/s/ REX S. JACKSON
Name: Rex S. Jackson
Title: Vice President, General Counsel and Secretary

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated May 25, 2005.
99.(a)(1)(B)	Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)	Form of Electronic Transmittal Letter.
99.(a)(1)(D)	Form of Handwritten Transmittal Letter.
99.(a)(1)(E)	Mellon Investor Services LLC Form of Stock Option Exchange Election Electronic Log-In Pages.
99.(a)(1)(F)	Form of Handwritten Stock Option Exchange Election Form.
99.(a)(1)(G)	Form of Handwritten Change of Election Form.
99.(a)(1)(H)	Instructions for Using the Value Exchange Matrix.
99.(a)(1)(I)	Value Exchange Matrix.
99.(a)(1)(J)	PowerPoint presentation to employees entitled "Synopsys Stock Option Exchange Program."
99.(a)(1)(K)*	Synopsys, Inc.'s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.
99.(a)(1)(L)*	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on March 30, 2005.
99.(a)(1)(M)*	Employee Frequently Asked Questions (FAQ), dated March 30, 2005.
99.(a)(1)(N)**	Synopsys, Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.
99.(a)(1)(O)**	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on April 19, 2005.
99.(a)(1)(P)**	Text of an email message to Synopsys managers, dated April 19, 2005.
99.(a)(1)(Q)**	Employee Frequently Asked Questions (FAQ), dated April 19, 2005.
99.(a)(1)(R)***	Text of message to Synopsys employees from Aart J. de Geus, Chief Executive Officer of Synopsys, posted on Synopsys' intranet on May 23, 2005.
99.(a)(1)(S)***	Text of an email message to Synopsys managers from Jan Collinson, dated May 23, 2005.
99.(a)(1)(T)***	Text of an article posted on Synopsys' intranet on May 23, 2005 entitled "Employee Stock Option Exchange Program Approved."
99.(a)(1)(U)	Synopsys, Inc.'s Annual Report on Form 10-K for its fiscal year ended October 31, 2004, filed with the Securities and Exchange Commission on January 12, 2005, and incorporated herein by reference.
99.(a)(1)(V)	Synopsys, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2005, filed with the Securities and Exchange Commission on March 10, 2005, and incorporated herein by reference.

99.(b)	Not applicable.
99.(d)(1)
Synopsys' 1992 Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-77597)), filed with the Securities and Exchange Commission on May 3, 1999.
99.(d)(2)
Synopsys' 1998 Nonstatutory Stock Option Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-50947)), filed with the Securities and Exchange Commission on April 24, 1998.
99.(g)	Not applicable.
99.(h)	Not applicable.

*
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on March 30, 2005, and incorporated herein by reference.

**
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on April 19, 2005, and incorporated herein by reference.

***
Previously filed with the Preliminary Communications on Schedule TO filed with the Securities and Exchange Commission on May 23, 2005, and incorporated herein by reference.

QuickLinks

  ITEM 1. SUMMARY TERM SHEET .
  ITEM 2. SUBJECT COMPANY INFORMATION.
  ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.
  ITEM 4. TERMS OF THE TRANSACTION.
  ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.
  ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.
  ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
  ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
  ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.
  ITEM 10. FINANCIAL STATEMENTS.
  ITEM 11. ADDITIONAL INFORMATION.
  ITEM 12. EXHIBITS.
  ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.
SIGNATURE
INDEX OF EXHIBITS